Mail Stop 4561


								June 29, 2009





Mr. Richard G. Hickson
Chairman, President and Chief Executive Officer
Trustmark Corporation
248 East Capitol Street
Jackson, Mississippi 39201

Re:	Trustmark Corporation
File No. 000-03683
Form 10-Q for the Quarterly Period Ended March 31, 2009
Form 10-K for the fiscal year ended December 31, 2008
      Definitive Schedule 14A filed April 3, 2009



Dear Mr. Hickson:

      We have completed our review of your filings. We have no further comments at this time.


						Sincerely,



						Michael Clampitt
						Senior Attorney